UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022

CENTERSPACE
(Exact name of Registrant as specified in its charter)

North Dakota	001-35624	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 10th Street SW, Post Office Box 1988, Minot, ND 58702-1988
(Address of principal executive offices) (Zip code)

(701) 837-4738
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, no par value	CSR	New York Stock Exchange
Series C Cumulative Redeemable Preferred Shares	CSR -PRC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On November 22, 2022 Centerspace, LP (the “Partnership”) entered into a Term Loan Agreement (the “Agreement”). The Partner and Centerspace (the “Company”), Centerspace, Inc. (the “Corporation”) and certain wholly-owned subsidiaries of the Partnership (each, a “Subsidiary Guarantor,” and together with the Company and the Corporation, the “Loan Parties”) guaranteed the obligations of the Partnership under the Agreement. The Partnership and the Loan Parties with the lenders party thereto, for which PNC Bank, National Association, acted as administrative agent. The Agreement is effective November 22, 2022 and provides the Partnership with a $100,000,000 senior unsecured term loan (the “Credit Facility”). The Credit Facility terminates 364 days following the effective date of the Agreement, but may be extended, subject to certain conditions, for one additional 364-day term. The Company will use the Credit Facility for debt refinancing, company or property acquisitions, development, financing ongoing working capital and other general corporate purposes.
The interest rate applicable to the loan is currently determined with respect to leverage ratio of the Company with certain adjustments based on the Secured Overnight Financing Rate (“SOFR”). Subject to certain conditions, if the Company and/or the Partnership is rated at a certain investment grade level by S&P or Moody’s, the rate of interest that accrues on the revolving loans may thereafter be determined with reference to the Company’s investment grade level. Unless and until the Company elects to change the determination of the applicable margin to the margin rate based on investment grade level, the applicable margins for borrowings under the Agreement will be based on the Company’s leverage ratio and range from 1.200% to 1.750% with respect to borrowings made for SOFR loans, and 0.200% to 0.750% with respect to borrowings made for non-SOFR-based loans. If the Company elects to change the determination of the applicable margin to the rate based on investment grade level, the applicable margins for borrowings under the Agreement will be based on the Company’s investment grade level and range from 0.800% to 1.600% with respect to borrowings made for SOFR-based loans, and 0.000% to 0.600% with respect to borrowings made for non-SOFR-based loans. The Company also agreed to pay a structuring fee and a closing fee upon the closing of the transactions contemplated by the Agreement, and a fixed annual administration fee to the extent the loan facilities provided for under the Agreement are syndicated.
Among other covenants, the Agreement requires the Loan Parties to maintain a specified consolidated leverage ratio, consolidated secured leverage ratio, total unsecured indebtedness to aggregate unencumbered asset pool value ratio, recourse debt to total asset value ratio, fixed charge coverage ratio, and net operating income of unencumbered asset pool properties to unsecured interest expense ratio, and requires the Company to maintain a tangible net worth ratio. The Agreement also contains customary representations and warranties, affirmative and negative covenants, and events of default, and provides for customary acceleration and remedy rights for the Lenders upon the occurrence of an event of default.
The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure
On November 28, 2022, the Company issued a press release relating to the Agreement and Credit Facility. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The press release also has been posted on the Company’s website.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except as expressly provided by specific reference in such a filing.
ITEM 9.01    Financial Statements and Exhibits
(d)Exhibits

Exhibit
Number	Description

10.1
Term Loan Agreement, dated as of November 22, 2022, among Centerspace, LP, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and PNC Bank, National Association, as Administrative Agent

99.1	Press Release dated November 28, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL Document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centerspace

	By	/s/ Mark O. Decker, Jr.
Mark O. Decker, Jr.
Date: May 10, 2022		President and Chief Executive Officer